UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 29, 2024

Q2 HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-36350	20-2706637
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10355 Pecan Park Boulevard
Austin, Texas 78729
(Address of Principal Executive Offices, and Zip Code)

(833) 444-3469
Registrant's Telephone Number, Including Area Code

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Securities registered pursuant to Section 12(b) of the Act:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	QTWO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.
On July 29, 2024, Q2 Holdings, Inc. ("Q2") entered into a five-year secured revolving Credit Agreement (the "Revolving Credit Agreement") with Wells Fargo Bank, National Association, Wells Fargo Securities, LLC and Texas Capital Bank.

The Revolving Credit Agreement provides for a $125.0 million revolving line of credit, which may be drawn upon as revolving loans, swingline loans or letter of credit issuances, with sublimits (i) in the case of swingline loans, in an amount up to $20,000,000 and (ii) in the case of letters of credit, in an amount up to $10,000,000. Q2 Software, Inc., a wholly owned subsidiary of Q2, guarantees all of the obligations under the Revolving Credit Agreement, which are also secured by a first priority security interest in substantially all of the assets of Q2 and Q2 Software, Inc. Borrowings under the Revolving Credit Agreement may, at Q2's election, bear interest quarterly at either (a) the base rate plus the applicable margin ("Base Rate Loans"), or (b) the adjusted term secured overnight financing rate (the "SOFR"), plus the applicable margin (the "Adjusted Term SOFR Loans"). The applicable margin ranges from 0.75% to 1.50% per annum for Base Rate Loans and 1.75% to 2.50% per annum for Adjusted Term SOFR loans. A commitment fee accrues at a rate ranging from 0.15% to 0.30% per annum, based on the Q2's consolidated total net leverage ratio, of the average daily unused portion of the commitment of the lenders. As of July 31, 2024, no amounts were drawn under the Revolving Credit Agreement.

The Revolving Credit Agreement contains customary representations, warranties, affirmative and negative covenants, including covenants which restrict the ability of Q2, or any of its subsidiaries to, among other things, create liens, incur additional indebtedness and engage in certain other transactions, in each case subject to certain exclusions. In addition, the Revolving Credit Agreement contains certain financial covenants which become effective in the event Q2's liquidity (as defined in the Revolving Credit Agreement) falls below specified levels.

The Revolving Credit Agreement contains customary events of default relating to, among other things, payment defaults, breach of covenants, cross acceleration to material indebtedness, bankruptcy-related defaults, judgment defaults, and the occurrence of certain change of control events. The occurrence of an event of default may result in the termination of the Revolving Credit Agreement and acceleration of repayment obligations with respect to any outstanding principal amounts.

The foregoing description of the credit facility provided under the Revolving Credit Agreement and the Revolving Credit Agreement itself are only summaries, do not purport to be complete, and is qualified in its entirety by reference to the Revolving Credit Agreement, a copy of which is attached to this report as Exhibit 10.1 and is incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth above in Item 1.01 of this report is hereby incorporated by reference into this Item 2.03.
Item 9.01.     Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Credit Agreement, dated July 29, 2024, by and among Q2 Holdings, Inc., Wells Fargo Bank, National Association, Wells Fargo Securities, LLC and Texas Capital Bank
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Q2 HOLDINGS, INC.

July 31, 2024	/s/ David J. Mehok David J. Mehok Chief Financial Officer